Exhibit 5.1

Brent B. Siler

T: +1 703 456 8058

bsiler@cooley.com

February 4, 2014

Trevena, Inc.

1018 West 8th Avenue, Suite A

King of Prussia, PA 19406

Ladies and Gentlemen:

We have represented Trevena, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 3,764,049 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 2,873,064 shares (the “2008 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), (ii) 664,639 shares (the “2013 Plan Shares”) reserved for issuance pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), and (iii) 225,806 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2008 Plan, the 2013 Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Third Amended and Restated Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion the 2008 Plan Shares, when sold and issued in accordance with the 2008 Plan, the 2013 Plan Shares, when sold and issued in accordance with the 2013 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656  T: (703) 456-8000  F: (703) 456-8100  WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brent B. Siler
Brent B. Siler